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                                                                   EXHIBIT 12-19

                           THE DETROIT EDISON COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                          Twelve Months Ended December 31
                                                     ------------------------------------------
                                                      2002     2001     2000     1999     1998
                                                     ------   ------   ------   ------   ------
(Millions of Dollars)
EARNINGS:
    Pretax earnings ..............................   $  534   $  320   $  586   $  645   $  678
    Fixed charges ................................      322      314      311      322      311
                                                     ------   ------   ------   ------   ------
                                                     $  856   $  634   $  897   $  967   $  989
                                                     ------   ------   ------   ------   ------


FIXED CHARGES:
    Interest expense .............................   $  319   $  306   $  277   $  288   $  277
    Interest factor of rents .....................        3        8       34       34       34
                                                     ------   ------   ------   ------   ------
                                                     $  322   $  314   $  311   $  322   $  311
                                                     ------   ------   ------   ------   ------
Ratio of earnings to fixed charges ...............     2.66     2.02     2.88     3.00     3.18
                                                     ======   ======   ======   ======   ======

